UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2019

UQM Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-10869	84-0579156
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4120 Specialty Place Longmont, Colorado 80504
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (303) 682-4900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b—2 of the Securities Exchange Act of 1934 (§ 240.12b—2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On January 21, 2019, UQM Technologies, Inc. a Colorado corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Danfoss Power Solutions (US) Company, a Delaware corporation (“Parent”), and Danfoss-2019 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged (the “Merger”) with and into the Company, as a result of which the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent.

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the Company’s common stock (each a “Company Share”), other than shares owned by Parent, Merger Sub, or any wholly-owned subsidiary of the Company, or held in the Company’s treasury, will be cancelled and converted into the right to receive $1.71 per share in cash (the “Merger Consideration”). Each option to purchase Company Shares that is outstanding as of the Effective Time (whether vested or unvested) will be cancelled in exchange for the right to receive the excess of the Merger Consideration over the exercise price of such option, less applicable taxes required to be withheld. Restricted stock that is not vested immediately prior to the Effective Time will be automatically fully vested and free of any restrictions immediately prior to the Effective Time, and will be treated as Company Shares for all purposes of the Merger Agreement, including the right to receive the Merger Consideration, subject to applicable withholdings. Outstanding warrants that are outstanding at the Effective Time will be cancelled and the holders issued a replacement warrant that will be exercisable for an amount in cash equal to the aggregate number of Common Shares underlying the warrant multiplied by the excess, if any of the Merger Consideration over the per share exercise price of the warrant.

The board of directors of the Company (the “Company Board”) has unanimously approved and declared advisable the Merger, the Merger Agreement, and the other transactions contemplated thereby.

Completion of the transaction is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Merger Agreement by the holders of a two-thirds of the issued and outstanding Company Shares (the “Company Stockholder Approval”), (ii) receipt of required regulatory approvals, including from the Committee on Foreign Investment in the United States, and (iii) other customary closing conditions, including the accuracy of each party’s representations and warranties (except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Merger Agreement)), each party’s performance in all material respects of its obligations under the Merger Agreement, and the absence of a Company Material Adverse Effect since the date of the Merger Agreement. Assuming the satisfaction of conditions, the Company expects the transaction to close in the second quarter of 2019. Holders of outstanding Common Shares that do not vote in favor of the Merger are entitled to exercise dissenter’s rights in accordance with the terms, conditions and procedures of the Colorado Business Corporation Act and to receive the payment of the fair value of such shares.

The Company has made customary representations and warranties in the Merger Agreement that expire at the Effective Time, as well as customary covenants, including covenants regarding the conduct of the business of the Company and its subsidiaries prior to the consummation of the Merger. The Merger Agreement also contains covenants that require, subject to certain limited exceptions, (i) the Company to file a proxy statement with the United States Securities and Exchange Commission (the “SEC”) and call and hold a meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, and (ii) the Company Board to recommend that the Company’s stockholders vote in favor of adoption of the Merger Agreement (the “Company Board Recommendation”).

The Merger Agreement prohibits the Company, its subsidiaries, and their respective representatives from soliciting, initiating, causing, knowingly facilitating, or encouraging (including by way of furnishing information) the submission of any inquiries, or proposals that constitute or would reasonably be expected to lead to any Takeover Proposal (as defined in the Merger Agreement), or engage in any discussions or negotiations with respect thereto, or subject to certain exceptions, enter into an agreement relating to a Takeover Proposal. Subject to certain exceptions, the Company Board may not withhold, withdraw, or qualify, in a manner adverse to Parent, the Company Board Recommendation, or approve, recommend, or resolve to, or publicly propose to, approve or recommend any Takeover Proposal (an “Adverse Recommendation Change”). However, prior to obtaining the Company Stockholder Approval, (a) the Company may, subject to certain notice and other requirements, furnish information to and participate in discussions or negotiations with third parties with respect to an unsolicited Takeover Proposal that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, (x) constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the Merger Agreement), and (y) that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, provided a material breach by the Company of Section 5.04 of the Merger Agreement has not contributed to the making of such Takeover Proposal, and (b) the Company Board may, subject to certain notice and other requirements, (x) effect a Company Adverse Recommendation Change and/or (y) terminate the Merger Agreement in order to enter into a definitive agreement with respect to an unsolicited Takeover Proposal, if the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that (1) such Takeover Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of the Merger Agreement which may be offered by Parent, and (2) failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, provided a material breach by the Company of Section 5.04 of the Merger Agreement has not contributed to the making of such Takeover Proposal.

The Merger Agreement contains certain termination rights, including the right of either party to terminate the Merger Agreement if the Merger is not consummated on or before October 31, 2019 (the “Outside Date”). The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $3.5 million. The Merger Agreement also provides that, upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent an amount equal to all reasonable and documented out-of-pocket costs and expenses actually incurred by Parent and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby.

If the transactions contemplated by the Merger Agreement are consummated, the Company Shares will be delisted from the NYSE American stock exchange and deregistered under the Securities Exchange Act of 1934, as amended.

The foregoing summaries of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this report and is incorporated herein by reference. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub, or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the parties to the Merger Agreement, including being qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement and made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Merger Agreement and should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts of conditions of the parties thereto or any of their respective subsidiaries or affiliates at the time they were made or otherwise. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting and Support Agreements

In connection with the execution and delivery of the Merger Agreement, GDG Green Dolphin, LLC, which holds approximately 7.4% of the issued and outstanding shares of the Company and each director and executive officer of the Company, in their respective capacities as stockholders of Company, have each entered into a Voting and Support Agreement with Parent and Merger Sub (each, a “Voting Agreement”), pursuant to which such stockholders have agreed, among other things, to vote their respective Company Shares (and any shares of Company common stock they may later acquire), in favor of the approval of the Merger and the adoption of the Merger Agreement and any related matters, against any Takeover Proposal and against any other action involving the Company that is intended, or would reasonably be expected to interfere with or adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement.

In addition, in the Voting Agreements each stockholder agreed to certain affirmative and negative covenants, including: to not demand appraisal of any of their Company Shares (or shares of Company common stock they may later acquire) or exercise a right to dissent from the transactions contemplated by the Merger Agreement; to refrain from sales or other transactions involving their respective Company Shares (or shares of Company common stock they may later acquire); and to not solicit, initiate, encourage or facilitate the submission by any person(s) to the Company of any Takeover Proposal or any inquiries or proposals that would reasonably be expected to lead to any Takeover Proposal.

The foregoing description of the Voting Agreements does not purport to be complete and such description of the Voting Agreements is qualified in its entirety by reference to the form of the Voting Agreement, which is filed herewith as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure

On January 21, 2019, the Company issued a press release announcing that the parties had entered into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1.

Forward Looking Statements

This report contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, the satisfaction of the conditions to closing the transaction in the anticipated timeframe or at all, the financing of the transaction, risks related to the financing of the transaction, the effect of the announcement of the transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, partners, and others with whom it does business, or on its operating results and businesses generally, and the Company’s ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties, and assumptions, which include, but are not limited to, those identified and described in the Company’s public filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments, or otherwise, except as expressly required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company plans to file relevant materials with the SEC, including a proxy statement. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement to each stockholder entitled to vote at the special meeting relating to the transaction. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE

PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or, without charge, from the Company by mail or online from the Company’s website at www.nevadagold.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company stockholders with respect to the proposed transaction. Information about the directors and executive officers of the Company is set forth in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 30, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in respect of the proposed transaction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated January 21, 2019, among UQM Technologies, Inc., Danfoss Power Solutions (US) Company and Danfoss-2019 Merger Sub Inc.*
10.1	Form of Voting and Support Agreement
99.1	Press Release dated January 21, 2019

* Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated January 21, 2019, among UQM Technologies, Inc., Danfoss Power Solutions (US) Company and Danfoss-2019 Merger Sub Inc.*
10.1	Form of Voting and Support Agreement
99.1	Press Release dated January 21, 2019

* Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.

Date: January 22, 2019	/s/ DAVID I. ROSENTHAL
David I. Rosenthal
Treasurer, Secretary and Chief Financial Officer